Exhibit 99.1

The AZEK® Company Announces Pricing of Public Offering of Class A Common Stock

Chicago, Ill., May 26, 2021 – The AZEK Company Inc. (NYSE: AZEK) (“AZEK”) announced today the pricing of an underwritten public offering of 15,000,000 shares of its Class A common stock, offered by certain of its selling stockholders, at a price to the public of $43.50 per share. The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of Class A common stock at the public offering price, less underwriting discounts and commissions. AZEK will not receive any proceeds from the sale of the shares of Class A common stock. The offering is expected to close on June 1, 2021, subject to customary closing conditions.

Barclays, BofA Securities, Goldman Sachs & Co. LLC and Jefferies are acting as joint lead book-running managers for the offering. Citigroup, Credit Suisse, Deutsche Bank Securities and RBC Capital Markets are acting as joint book-running managers, and B. Riley Securities, Baird, Stephens Inc., Stifel, Truist Securities and William Blair are acting as co-managers for the offering.

A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on May 26, 2021. The offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained, when available, from:

•	Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com;

•	BofA Securities, NC1-004-03-43; 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com;

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Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, by facsimile at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com; or

•	Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The AZEK® Company

The AZEK Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance outdoor living and building products, including TimberTech® decking and Versatex® and AZEK Trim®, and is committed to innovation, environmental sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota and recently announced a new facility will open in Boise, Idaho.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. These forward-looking statements, including with respect to the public offering, represent AZEK’s expectations or beliefs concerning future events, and it is possible that the results or events described in this press release will not be achieved. Forward-looking statements involve known and unknown risks, uncertainties and assumptions. AZEK does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as required by law.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Amy Widdowson

(650) 597-7132

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.